Exhibit 99.1

Adal Group Declares 6-For-1 Stock Dividend
Company Seeks Broader Stock Ownership, Distribution and Liquidity

NEW YORK & LONDON--Oct. 6, 2005--Adal Group, Inc. (OTCBB: ADGR), a leading producer of aluminum precision engineered parts, added value extrusions and related architectural and proprietary products, today announced that its board of directors has declared a 7-for-1 stock split in the form of a dividend to be paid October 13, 2005. Stockholders on the close of business on October 6, 2005, the dividend record date, will receive six additional shares of common stock for each share held. The ex-dividend date is October 14, 2005.

The stock split will increase the number of common shares outstanding from approximately 3,165,976 shares to approximately 22,161,832 shares.

In announcing the initiative, Nicholas A. Shrager, Chairman and Chief Executive Officer of Adal Group said, "We are pleased with the recent performance of our business. This stock dividend is intended to increase the size of our public float, provide greater liquidity for our shares and make our shares more appealing and accessible to a broader base of prospective shareholders."

About Adal Group, Inc.

Adal Group, Inc., based in the UK, is a global producer of added value aluminum extrusions, precision engineered parts and related proprietary products. Adal Group operates in high growth, large niche markets, including such key industries as aerospace, defense, automotive and construction. The company is also developing proprietary aluminum based technologies that have significant potential in the global market, and last month made patent applications for "Ticalium", a new high-strength but lightweight aluminum and titanium carbide metal matrix composite.

Adal Group trades in the USA on the OTC BB under the symbol: ADGR.

The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. Adal Group, Inc. assumes no obligation to update the information contained in this press release, whether as a result of new information, future events, or otherwise.

For more information, please feel free to call:

USA Investor Relations:

ROI Group Associates, Inc.
Michael Dodge / Robert Giordano
212-495-0200, ext. 17
Email: mdodge@roiny.com / rgiordano@roiny.com www.roiny.com

UK Adal Group Inc Contact:

Rupert Howe:
US VoIP Redirect Tel: (917) 779 8749
UK Tel: +44 7861 227 623
Email: rupert.howe@adalgroup.com